[PARKE BANCORP, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                FOR FURTHER INFORMATION CONTACT:
---------------------                --------------------------------
March 25, 2008                       Vito S. Pantilione, President and CEO
                                     Robert A. Kuehl, Senior Vice President, CFO
                                     (856) 256-2500

         PARKE BANCORP, INC. ANNOUNCES 15% STOCK DIVIDEND

         Washington Township, New Jersey-March 25, 2008 -Parke Bancorp, Inc. (Nasdaq: "PKBK") Washington Township, New Jersey, the parent bank holding company of Parke Bank, today announced that the Company's Board of Directors had declared a 15% a stock dividend. The stock dividend is payable on April 18, 2008, to stockholders of record as of April 7, 2008.

         Vito S. Pantilione, President of the Company, stated that the Board of Directors "was pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 485,014 shares, from 3,233,429 shares outstanding to 3,718,443 shares outstanding."

         Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey, two branch offices located in Washington Township, New Jersey and in Philadelphia, Pennsylvania, located at 1610 Spruce Street. In addition, Parke Bank has a loan production office in Millville, New Jersey. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "PKBK."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.